PepsiCo Unveils New Organizational Structure,
Names CEOs of Three Principal Operating Units
PURCHASE, NY, Nov. 5, 2007 — PepsiCo announced today a strategic realignment of its organizational structure to position the company for continued strong growth and more fully leverage the talents of its senior leaders.
“Given PepsiCo’s robust growth in recent years, we are approaching a size which we can better manage as three units instead of two,” said Indra Nooyi, chairman and chief executive officer. “Creating units that span North American and international markets, as well as developed and developing markets, allows us to better share best practices among our North America and international businesses, while providing valuable development opportunities for our senior executives.”
PepsiCo, which previously comprised PepsiCo North America and PepsiCo International, will now be organized into three major operating units:
▪	PepsiCo Americas Foods (PAF) — which includes Frito-Lay North America, Quaker and all Latin American food and snack businesses, including the Sabritas and Gamesa businesses in Mexico. John Compton, currently CEO of PepsiCo North America and a 24-year company veteran, will become CEO of PAF.

▪	PepsiCo Americas Beverages (PAB) — which includes Pepsi-Cola North America, Gatorade, Tropicana and all Latin American beverage businesses. Massimo d’Amore, currently executive vice president, Commercial, of PepsiCo International and a 13-year PepsiCo executive, will become CEO of PAB.

▪	PepsiCo International (PI) — which includes all PepsiCo business in the UK, Europe, Asia, Middle East, and Africa. Mike White, PepsiCo vice chairman and CEO of PI, will continue to lead the unit. He also will assume global responsibility for two strategic corporate functions: procurement and information technology, including the company’s business transformation initiatives. In addition he will work closely with Chairman and CEO Indra Nooyi on leadership development initiatives across PepsiCo.
On a proforma basis through the first three quarters of this year, PAF accounted for about 45% of PepsiCo’s revenues, PAB for about 30% and PI for about 25%.
As a part of the organizational changes, Hugh Johnston, currently EVP-Operations for PepsiCo and an 18-year PepsiCo veteran, will become President of Pepsi-Cola North America. He succeeds Dawn Hudson, currently CEO and president of Pepsi-Cola North America, who has decided to pursue career opportunities outside the company.

These management changes are effective immediately. PepsiCo expects to complete the transition of all responsibilities and changes in management reporting as of the beginning of our fiscal year 2008.
“I am confident this organizational structure will help us deliver strong top-line performance and consistent double-digit profit growth in the years ahead,” Nooyi said. “As CEO — and as a shareholder — I feel very fortunate to have a team of gifted leaders, with whom I’ve had the opportunity to work very closely:
•	Mike White, PepsiCo’s vice chairman, brings a wealth of diverse, global leadership experiences, strategic insight, and a track record of strong operating results to his new and expanded role. He is my closest partner in running our company, and I feel fortunate to have his wise counsel and to be able to count on his continued support through this re-organization.

•	John Compton is a terrific operating executive who brings to his new role strong leadership and deep knowledge of the business, as well as a long track record of building outstanding customer relationships. His 24 years of experience in various parts of the company will be invaluable as he takes on leadership of our snack and food businesses across the Americas.

•	Massimo d’Amore is an inspiring leader and one of the best brand builders in PepsiCo today. He’s held various roles in PepsiCo International, including Region President for Latin America Beverages, as well as in PepsiCo’s corporate division, where he led Corporate Strategy & Development. He brings extensive knowledge of the global beverage business, from both brand and bottling perspectives.

•	Hugh Johnston has a track record of delivering excellent results across virtually the entire corporation: in the Frito-Lay field organization; as a Pepsi-Cola Franchise development executive; as head of Corporate M&A and Strategy; as CFO of North America Beverages and Food; and as global head of Procurement, IT, and business transformation. I fully expect his transition to PCNA will be seamless.”
“Let me also take this opportunity to thank Dawn Hudson for her extraordinary contributions to PepsiCo over the last 11 years,” said Nooyi. “She is a remarkably talented and passionate leader, and I wish her the very best in her future endeavors.”
PepsiCo (NYSE: PEP) is one of the world’s largest food and beverage companies, with 2006 annual revenues of more than $35 billion. The company employs approximately 168,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones North America Sustainability Index and Dow Jones World Sustainability Index. For more information, please visit www.pepsico.com